Exhibit 99.1

PRESS RELEASE

CSL011009	07/19/11

Carlisle to Acquire PDT, a Leading Manufacturer of Single-Ply Roofing Systems in Germany

CHARLOTTE, NORTH CAROLINA, July 19, 2011 - Carlisle Companies Incorporated (NYSE:CSL) announced today that it has entered into a definitive agreement to acquire PDT Phoenix GmbH (“PDT”) for a purchase price of approximately €80 million ($113 million at current exchange rates).  The purchase agreement calls for contingent payments based upon PDT’s future earnings.  PDT is a leading manufacturer of EPDM-based (rubber) roofing membranes and industrial components serving key European markets.  With annual sales of approximately €80 million, PDT has 273 employees and operates facilities in Hamburg and Waltershausen, Germany.  The business will operate within Carlisle’s Construction Materials (“CCM”) segment.

PDT’s products serve the growing niche-oriented market for single-ply roofing and waterproofing membrane solutions within Europe.  PDT is also a leading manufacturer of elastomer profiles for use in applications for tunnels, rail, windows and facades. The acquisition of PDT provides CCM with an important manufacturing and sales distribution foothold in Europe for its wide range of products and energy efficient roofing solutions.

The transaction is subject to customary closing conditions, including obtaining regulatory approval in Germany, and is expected to close by August 15, 2011.

David A. Roberts, Carlisle’s Chairman, President and CEO, said “The acquisition of PDT gives our CCM business an excellent platform to serve the single-ply roofing material market in Europe, which has solid long-term growth potential.  The acquisition of this high-quality and consistently profitable manufacturer puts CCM further down the path of growing its global sales to 30% of total revenue.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $2.5 billion in net sales in 2010, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com